EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong Third Quarter 2024 Financial Results

Third quarter revenue up ~11% over prior year setting record revenue in a quarter

Company beats third quarter guidance across all key metrics and raises full year guidance for fourth time

MIAMI, Oct. 31, 2024 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the third quarter ended September 30, 2024 and provided guidance for the fourth quarter and full year 2024.

Third Quarter 2024 Highlights

  Generated record third quarter total revenue of $2.8 billion, an ~11% increase compared to the same period in 2023 on 4% capacity growth. GAAP net income was $474.9 million, a 37% increase compared to third quarter 2023, with EPS increasing $0.24, or 34%, to $0.95. Performance was driven by strong revenue growth and continued execution on cost reductions and efficiencies, which offset a $0.06 per share negative impact from foreign exchange rates in the quarter.
  The Company’s sustained focus on margin enhancement drove another quarter of improvement in operating costs. Gross Cruise Costs per Capacity Day was approximately $314 for the quarter. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $155 on an as reported and Constant Currency basis, and was better than guidance of $156 due to timing differences of costs which will now shift to the fourth quarter.1
  Adjusted EBITDA grew 24% to $931.0 million, a quarterly record high, compared to $752.1 million for the same period of 2023 and above guidance of approximately $870 million. Adjusted EPS grew $0.24, or 31%, to $0.99, exceeding guidance of $0.92.
  Gross margin per Capacity Day was up 19% versus 2023 on an as reported and up 20% on a Constant Currency basis. Net Yield growth beat guidance by 260 basis points, increasing over prior year by approximately 8.7% on an as reported and 9.0% on a Constant Currency basis due to strong demand and pricing across our deployment, particularly in Alaska and Canada-New England, as well as onboard spend.
  Total debt was $13.4 billion. Net Leverage was 5.58x for the 12-months ended September 30, 2024, an ~1.75x reduction from December 31, 2023.
  Successfully issued $315 million of 6.250% senior notes due 2030. The net proceeds, together with cash on hand, were used to redeem $315 million aggregate principal amount of the 3.625% senior notes due 2024.

1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted Net Cruise Cost excluding Fuel per Capacity Day, Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.

2024 Outlook

  2024 full year Net Yield guidance on a Constant Currency basis increased 120 basis points from the prior guidance to approximately 9.4% from 8.2%. The increase in guidance is driven by strong demand across all three brands and itineraries in the second half of 2024.
  2024 full year Adjusted EBITDA guidance increased $75 million from the prior guidance to approximately $2.425 billion from $2.350 billion. This raise is due to better than expected third quarter results and increased guidance for the fourth quarter of 2024.
  Adjusted Operational EBITDA Margin for the full year 2024 increased to 35.3%, up from previous guidance of 34.5%.
  Full year 2024 Adjusted Net Cruise Cost excluding Fuel per Capacity Day guidance remained unchanged at flat to prior year excluding the impact of Dry-docks, as cost savings measures fully offset inflation and increased variable compensation due to strong performance of the business.
  Full year Adjusted Net Income guidance increased $65 million from prior guidance to approximately $855 million from $790 million, and Adjusted EPS guidance increased approximately 8%, or $0.12 to $1.65 from $1.53.
  Net Leverage is expected to end the year at ~5.4 times, a reduction of almost two turns compared to 2023.
  On track to achieve double-digit Adjusted ROIC by year-end.
  Remain committed to Charting the Course targets; progressing towards achieving 2026 goals.

"Our exceptional third quarter results, with record revenue, net income and Adjusted EBITDA, surpassed guidance across all key metrics, underscoring the strength of our business, the attractiveness of our product offering across all brands and the superior execution and delivery by our teams both shoreside and shipboard," said Harry Sommer, President and chief executive officer of Norwegian Cruise Line Holdings Ltd. "Fueled by robust demand and our relentless focus on cost control and margin enhancement, we're raising our full-year guidance for a fourth time and expect 2024 to be our best year2 for revenue, Net Yield growth and Adjusted EBITDA. We now project Adjusted EBITDA to be $225 million above our initial guidance, growing 30% year-over-year, and Adjusted EPS to be $0.42 above initial guidance, growing approximately 136% year-over-year, reflecting our ability to capitalize on market opportunities while delivering outstanding experiences across our brands.”

2 We expect 2024 to result in record revenue, Adjusted EBITDA and Net Yield growth as compared to each full year since the company’s initial public offering when normalizing yearly Net Yield growth for acquisitions such as the acquisition of Prestige Cruise Holdings in 2014.

Booking Environment Update

With the majority of the new bookings now being made for voyages in 2025 and beyond, the Company continues to experience strong consumer demand for its offerings across itineraries and brands. As a result, the Company remains at the upper range of its optimal booked position on a 12-month forward basis. Occupancy was 108.1% for the third quarter of 2024, in line with guidance. Full year 2024 Occupancy is expected to average approximately 105.0%. The Company’s advance ticket sales balance, including the long-term portion, ended the third quarter of 2024 at $3.3 billion, a quarterly record high and approximately 6% higher than the same period of 2023.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce leverage. As of September 30, 2024, the Company had total debt of $13.4 billion and Net Debt of $13.1 billion. Net Leverage improved by approximately 1.75 turns compared to December 31, 2023, ending the third quarter of 2024 at 5.58x.

At quarter-end, liquidity was $2.4 billion including approximately $332.5 million of cash and cash equivalents, $1.2 billion of availability under our undrawn Revolving Loan Facility, and a $650 million undrawn backstop commitment.

“This quarter, we made significant strides in strengthening our financial position. We successfully refinanced $315 million of notes coming due in 2024 with 6.250% unsecured notes due 2030 with the remaining balance of $250 million to be paid at maturity. This transaction represents another key step in our ongoing efforts to optimize our capital structure and de-risk the business. Furthermore, our robust Adjusted EBITDA growth drove further reduction in our Net Leverage, which decreased to 5.58 times, an ~1.75x reduction from year-end 2023. As we look ahead, we remain committed to our disciplined approach to financial management. The combination of our successful cost optimization initiatives and the strong demand environment positions us well to further reduce our Net Leverage, which is expected to end the year at ~5.4 times.” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.

Outlook and Guidance

In addition to announcing the results for the third quarter 2024, the Company also provided guidance for the fourth quarter and full year 2024, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2024 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2024 Guidance
	Fourth Quarter 2024		Full Year 2024
	As Reported	Constant Currency	As Reported	Constant Currency

Net Yield	~7.3% ~$261	~6.9% ~$260	~9.5% ~$293	~9.4% ~$293

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day[1]	~3.2% ~$155	~2.7% ~$155	~3.6% ~$159	~3.4% ~$159

Capacity Days	~5.85 million		~23.46 million

Occupancy	~101.0%		~105.0%

Adjusted EBITDA	~$445 million		~$2.425 billion

Adjusted Net Income	~$40 million		~$855 million

Adjusted EPS[2]	~$0.09		~$1.65

Diluted Weighted-Average Shares Outstanding[3]	~445 million		~515 million

Depreciation and Amortization	~$230 million		~$895 million

Adjusted Interest Expense, net[4]	~$175 million		~$720 million

Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$15 million ~$0.03		~$69 million ~$0.13

Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$6 million ~$0.01		~$24 million ~$0.05

  Q4 2024 includes an approximate 370 basis point, or approximately $6 impact of increased Dry-dock days and related costs. Full Year 2024 includes an approximate 300 basis point, or approximately $5, impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be declining slightly in the fourth quarter amounting to $150 as reported and $149 in Constant Currency and essentially flat year-over-year, amounting to $155 as reported and $154 in Constant Currency in 2024.
  Based on guidance and using diluted weighted-average shares outstanding of approximately 445 million for the fourth quarter of 2024 and 515 million for full year 2024. Adjusted EPS for the fourth quarter 2024 assumes that none of the Company’s outstanding exchangeable notes are dilutive and therefore are not included in diluted weighted-average shares outstanding and full year 2024 assumes that all four of the Company’s exchangeable notes are fully dilutive and therefore excludes approximately $62 million of interest expense, respectively, associated with the Company’s exchangeable notes.
  Q4 2024 assumes all three of the Company’s exchangeable notes are anti-dilutive and therefore are not included in diluted weighted-average shares outstanding and full year 2024 assumes all four of the Company’s exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding.
  Based on the Company’s September 30, 2024 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $6 million excluding the effects of capitalization of interest.

The following reflects the foreign currency exchange rates the Company used in its fourth quarter and full year 2024 guidance.

Current Guidance
Euro	$1.11
British pound	$1.34
Australian Dollar	$0.69
Canadian Dollar	$0.74

Fuel

The Company reported fuel expense of $165 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $699 from $727 in 2023. Fuel consumption of 236,000 metric tons was in-line with projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2024	Full Year 2024
Fuel consumption in metric tons[1]	246,000	995,000
Fuel price per metric ton, net of hedges[2]	$700	$714
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.02

  Fuel consumption for the full year 2024 is expected to be split approximately evenly between heavy fuel oil and marine gas oil.
  Fuel prices are based on forward curves as of 10/25/2024.

As of October 29, 2024, the Company had hedged approximately 51%, 51% and 21% of its total projected metric tons of fuel consumption for the remainder of 2024, 2025 and 2026, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2024	2025	2026
% of HFO Consumption Hedged[1]	40%	46%	20%
Blended HFO Hedge Price / Metric Ton	$397	$410	$373
% of MGO Consumption Hedged	62%	54%	22%
Blended MGO Hedge Price / Metric Ton	$743	$721	$667
Total % of Consumption Hedged	51%	51%	21%

  Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the third quarter of 2024 were $140 million. Anticipated non-newbuild capital expenditures for full year 2024 are expected to be approximately $575 million including approximately $142 million in the fourth quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.3 billion, $0.8 billion and $0.9 billion for the full years ending December 31, 2024, 2025 and 2026, respectively. Net newbuild-related capital expenditures for the third quarter of 2024 were approximately $108 million and are expected to be approximately $59 million for the fourth quarter of 2024.

Company Updates and Other Business Highlights:

Fleet and Brand Updates

  Norwegian Cruise Line recently announced new brand positioning, unveiling the all-new ‘More At Sea' package. An upgrade over the previous ‘Free At Sea’ promotion, this new direction will provide even more benefits and premium inclusions to provide our guests a best in-class product. Learn more here.
  Oceania Cruises revealed Your World Included™, a new brand value promise that features an updated selection of always included amenities for guests. The updated inclusions began on October 1, 2024 for all new reservations on sailings departing on or after January 1, 2025. Learn more here.
  Norwegian Cruise Line opened for sale the all-new Norwegian Luna, the sister ship to Norwegian Aqua. The ship is set to debut in April 2026 with seven-day voyages from Miami. Learn more here.
  Regent Seven Seas commenced construction on Seven Seas PrestigeTM with the ship’s steel cutting ceremony at the Fincantieri-Marghera shipyard in Venice, Italy. Learn more here.
  Norwegian Cruse Line and the National Hocky League® (NHL) announced a multiyear U.S. partnership, naming Norwegian Cruise Line the official cruise line of the NHL. Learn more here.

Conference Call

The Company has scheduled a conference call for Thursday, October 31, 2024 at 9:00 a.m. Eastern Time to discuss third quarter results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 32 ships and approximately 66,500 berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 13 additional ships across its three brands through 2036, which will add approximately 41,000 berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. $1.2 billion senior secured revolving credit facility.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, expected fleet additions and cancellations, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine or the Israel-Hamas war, or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue
Passenger ticket	$1,944,921	$1,733,594	$5,006,811	$4,420,909
Onboard and other	861,657	802,443	2,363,474	2,142,559
Total revenue	2,806,578	2,536,037	7,370,285	6,563,468
Cruise operating expense
Commissions, transportation and other	564,614	546,026	1,501,863	1,462,565
Onboard and other	211,753	188,694	515,496	470,271
Payroll and related	337,430	323,862	1,012,289	936,237
Fuel	164,934	170,893	537,632	530,003
Food	78,096	87,839	239,850	271,575
Other	182,112	165,432	573,987	476,123
Total cruise operating expense	1,538,939	1,482,746	4,381,117	4,146,774
Other operating expense
Marketing, general and administrative	358,001	325,365	1,074,241	1,013,600
Depreciation and amortization	218,428	204,608	663,762	596,513
Total other operating expense	576,429	529,973	1,738,003	1,610,113
Operating income	691,210	523,318	1,251,165	806,581
Non-operating income (expense)
Interest expense, net	(175,216)	(181,201)	(571,865)	(530,150)
Other income (expense), net	(34,146)	12,060	(14,113)	(4,938)
Total non-operating income (expense)	(209,362)	(169,141)	(585,978)	(535,088)
Net income before income taxes	481,848	354,177	665,187	271,493
Income tax benefit (expense)	(6,916)	(8,309)	(9,466)	1,170
Net income	$474,932	$345,868	$655,721	$272,663
Weighted-average shares outstanding
Basic	439,697,135	425,398,415	433,790,997	424,087,517
Diluted	514,878,919	511,585,445	514,002,031	460,819,375
Earnings per share
Basic	$1.08	$0.81	$1.51	$0.64
Diluted	$0.95	$0.71	$1.37	$0.62

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$474,932	$345,868	$655,721	$272,663
Other comprehensive income (loss):
Shipboard Retirement Plan	94	63	283	191
Cash flow hedges:
Net unrealized gain (loss)	(56,078)	57,885	(7,668)	34,833
Amount realized and reclassified into earnings	2,630	(6,563)	(3,853)	(13,890)
Total other comprehensive income (loss)	(53,354)	51,385	(11,238)	21,134
Total comprehensive income	$421,578	$397,253	$644,483	$293,797

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$332,521	$402,415
Accounts receivable, net	200,841	280,271
Inventories	145,056	157,646
Prepaid expenses and other assets	500,815	472,816
Total current assets	1,179,233	1,313,148
Property and equipment, net	16,743,936	16,433,292
Goodwill	135,764	98,134
Trade names	500,525	500,525
Other long-term assets	1,226,545	1,147,891
Total assets	$19,786,003	$19,492,990
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,653,460	$1,744,778
Accounts payable	172,937	174,338
Accrued expenses and other liabilities	1,067,532	1,058,919
Advance ticket sales	3,144,586	3,060,666
Total current liabilities	6,038,515	6,038,701
Long-term debt	11,751,743	12,314,147
Other long-term liabilities	860,415	839,335
Total liabilities	18,650,673	19,192,183
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 439,702,246 shares issued and outstanding at September 30, 2024 and 425,546,570 shares issued and outstanding at December 31, 2023	440	425
Additional paid-in capital	7,898,982	7,708,957
Accumulated other comprehensive income (loss)	(519,676)	(508,438)
Accumulated deficit	(6,244,416)	(6,900,137)
Total shareholders’ equity	1,135,330	300,807
Total liabilities and shareholders’ equity	$19,786,003	$19,492,990

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities
Net income	$655,721	$272,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	726,877	649,958
(Gain) loss on derivatives	(712)	9,338
Loss on extinguishment of debt	29,175	2,801
Provision for bad debts and inventory obsolescence	3,668	3,640
Gain on involuntary conversion of assets	(4,605)	(4,583)
Share-based compensation expense	65,570	96,254
Net foreign currency adjustments on euro-denominated debt	6,811	(2,027)
Changes in operating assets and liabilities:
Accounts receivable, net	72,341	80,064
Inventories	12,160	(18,120)
Prepaid expenses and other assets	26,244	437,465
Accounts payable	(8,388)	(60,971)
Accrued expenses and other liabilities	(25,154)	(139,188)
Advance ticket sales	90,859	419,420
Net cash provided by operating activities	1,650,567	1,746,714
Cash flows from investing activities
Additions to property and equipment, net	(967,516)	(2,102,698)
Cash paid on settlement of derivatives	—	(118,610)
Acquisition, net of cash acquired	(27,322)	—
Other	9,164	14,678
Net cash used in investing activities	(985,674)	(2,206,630)
Cash flows from financing activities
Repayments of long-term debt	(1,268,605)	(2,629,681)
Proceeds from long-term debt	688,901	2,989,183
Proceeds from employee related plans	—	5,307
Net share settlement of restricted share units	(22,058)	(25,271)
Early redemption premium	(19,166)	—
Deferred financing fees	(113,859)	(145,051)
Net cash provided by (used in) financing activities	(734,787)	194,487
Net decrease in cash and cash equivalents	(69,894)	(265,429)
Cash and cash equivalents at beginning of the period	402,415	946,987
Cash and cash equivalents at end of the period	$332,521	$681,558

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Passengers carried	812,529	740,658	2,261,006	2,067,653
Passenger Cruise Days	6,521,610	6,176,403	18,711,554	17,455,259
Capacity Days	6,033,707	5,820,448	17,611,107	16,749,283
Occupancy Percentage	108.1%	106.1%	106.2%	104.2%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2024			2024
		Constant Currency			Constant Currency
	2024	compared to 2023	2023	2024	compared to 2023	2023
Total revenue	$2,806,578	$2,813,354	$2,536,037	$7,370,285	$7,372,603	$6,563,468
Less:
Total cruise operating expense	1,538,939	1,540,922	1,482,746	4,381,117	4,379,606	4,146,774
Ship depreciation	202,994	202,994	190,549	617,439	617,439	555,617
Gross margin	1,064,645	1,069,438	862,742	2,371,729	2,375,558	1,861,077
Ship depreciation	202,994	202,994	190,549	617,439	617,439	555,617
Payroll and related	337,430	337,437	323,862	1,012,289	1,012,223	936,237
Fuel	164,934	164,940	170,893	537,632	537,606	530,003
Food	78,096	78,209	87,839	239,850	239,925	271,575
Other	182,112	182,458	165,432	573,987	572,273	476,123
Adjusted Gross Margin	$2,030,211	$2,035,476	$1,801,317	$5,352,926	$5,355,024	$4,630,632

Passenger Cruise Days	6,521,610	6,521,610	6,176,403	18,711,554	18,711,554	17,455,259
Capacity Days	6,033,707	6,033,707	5,820,448	17,611,107	17,611,107	16,749,283

Total revenue per Passenger Cruise Day	$430.35	$431.39	$410.60	$393.89	$394.01	$376.02
Gross margin per Passenger Cruise Day	$163.25	$163.98	$139.68	$126.75	$126.96	$106.62
Net Per Diem	$311.31	$312.11	$291.64	$286.08	$286.19	$265.29

Gross margin per Capacity Day	$176.45	$177.24	$148.23	$134.67	$134.89	$111.11
Net Yield	$336.48	$337.35	$309.48	$303.95	$304.07	$276.47

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2024			2024
		Constant Currency			Constant Currency
	2024	compared to 2023	2023	2024	compared to 2023	2023
Total cruise operating expense	$1,538,939	$1,540,922	$1,482,746	$4,381,117	$4,379,606	$4,146,774
Marketing, general and administrative expense	358,001	357,386	325,365	1,074,241	1,073,576	1,013,600
Gross Cruise Cost	1,896,940	1,898,308	1,808,111	5,455,358	5,453,182	5,160,374
Less:
Commissions, transportation and other expense	564,614	566,125	546,026	1,501,863	1,502,083	1,462,565
Onboard and other expense	211,753	211,753	188,694	515,496	515,496	470,271
Net Cruise Cost	1,120,573	1,120,430	1,073,391	3,437,999	3,435,603	3,227,538
Less: Fuel expense	164,934	164,940	170,893	537,632	537,606	530,003
Net Cruise Cost Excluding Fuel	955,639	955,490	902,498	2,900,367	2,897,997	2,697,535
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	719	719	578	2,156	2,156	1,734
Non-cash share-based compensation (2)	20,638	20,638	23,563	65,570	65,570	96,254
Adjusted Net Cruise Cost Excluding Fuel	$934,282	$934,133	$878,357	$2,832,641	$2,830,271	$2,599,547

Capacity Days	6,033,707	6,033,707	5,820,448	17,611,107	17,611,107	16,749,283

Gross Cruise Cost per Capacity Day	$314.39	$314.62	$310.65	$309.77	$309.64	$308.10
Net Cruise Cost per Capacity Day	$185.72	$185.70	$184.42	$195.22	$195.08	$192.70
Net Cruise Cost Excluding Fuel per Capacity Day	$158.38	$158.36	$155.06	$164.69	$164.56	$161.05
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$154.84	$154.82	$150.91	$160.84	$160.71	$155.20

  Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
  Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$474,932	$345,868	$655,721	$272,663
Effect of dilutive securities - exchangeable notes	14,965	17,510	48,323	13,809
Net income and assumed conversion of exchangeable notes	489,897	363,378	704,044	286,472
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,232	1,009	3,697	3,029
Non-cash share-based compensation (2)	20,638	23,563	65,570	96,254
Extinguishment and modification of debt (3)	175	—	29,175	3,153
Adjusted Net Income	$511,942	$387,950	$802,486	$388,908
Diluted weighted-average shares outstanding - Net income and Adjusted Net Income	514,878,919	511,585,445	514,002,031	460,819,375
Diluted EPS	$0.95	$0.71	$1.37	$0.62
Adjusted EPS	$0.99	$0.76	$1.56	$0.84

  Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
  Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
  Losses on extinguishment of debt and modification of debt are included in interest expense, net.
NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$474,932	$345,868	$655,721	$272,663
Interest expense, net	175,216	181,201	571,865	530,150
Income tax (benefit) expense	6,916	8,309	9,466	(1,170)
Depreciation and amortization expense	218,428	204,608	663,762	596,513
EBITDA	875,492	739,986	1,900,814	1,398,156
Other (income) expense, net (1)	34,146	(12,060)	14,113	4,938
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	719	578	2,156	1,734
Non-cash share-based compensation (3)	20,638	23,563	65,570	96,254
Adjusted EBITDA	$930,995	$752,067	$1,982,653	$1,501,082

  Primarily consists of gains and losses, net for foreign currency remeasurements.
  Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
  Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt and Net Leverage were calculated as follows (in thousands):

	September 30,	December 31,
	2024	2023
Long-term debt	$11,751,743	$12,314,147
Current portion of long-term debt	1,653,460	1,744,778
Total Debt	13,405,203	14,058,925
Less: Cash and cash equivalents	332,521	402,415
Net Debt	$13,072,682	$13,656,510

Adjusted EBITDA for the twelve months ended	$2,342,302	$1,860,731

Net Leverage	5.58x	7.34x

NORWEGIAN CRUISE LINE HOLDINGS LTD.